Exhibit 99.1

News Release
For more information, contact:

ConAgra Foods
Jeff Mochal
(402) 204-7825
jeff.mochal@conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS LAMB WESTON ANNOUNCES PLANS TO BUILD NEW SWEET POTATO PROCESSING PLANT NEAR
DELHI, LOUISIANIA

New Plant Scheduled to Open in Fall of 2010;
Will Seek LEED Certification as a “Green” Building

OMAHA, Neb., Aug. 5, 2009 – ConAgra Foods Lamb Weston announced today plans to build a new, state-of-the-art, environmentally friendly processing plant near Delhi, La., designed primarily to process high-quality sweet potatoes from the region into fries and related products. The new plant is scheduled to open in November 2010, and will create approximately 275 jobs when it opens for operation. Future expansion could increase the total number of jobs created to more than 500.

Sweet potatoes are one of today’s hottest food trends with per capita consumption up 21 percent in the past five years according to the USDA. A 2007 Technomic survey showed that 85 percent of the general population is favorably inclined toward sweet potatoes.

“We’ve learned from our extensive experience with sweet potatoes that they require special handling and processing,” said Jeff DeLapp, president, Lamb Weston. “This new processing plant is uniquely designed to enhance the quality of our sweet potato products in the most efficient way, which allows us to continue bringing value to our customers. Those customers, including some of the largest quick-service restaurant chains, seek consistent, high-quality sweet potato fries and other sweet potato products. We look forward to meeting the strong and growing demand for these potato products.”

“This significant investment is indicative of the big opportunity we see in our potato platform,” said Gary Rodkin, CEO, ConAgra Foods. “Potatoes, including sweet potatoes, are a strategic priority for ConAgra Foods, and we are committed to expansion in this area. This new plant will further our North American leadership position in potatoes by supporting growth in an adjacent category, and add to our worldwide presence.”

The plant will be one of the first food plants in the country built from the ground up with the newest and best processing and packaging technologies in the industry, and will follow LEED (Leadership in Energy and Environmental Design) standards for environmentally sustainable construction. The plant’s sustainable building design will provide multiple environmental, economic, health and community benefits, including a substantial reduction in energy usage and water conservation. In addition, the plant’s design will incorporate such features as natural lighting and minimally irrigated landscaping. The plant design has been registered with the United States Green Building Council.

“The modular design of the facility allows us tremendous flexibility to expand or modify production for other types of products, including traditional potato items, depending on customer and consumers needs,” DeLapp said.

Lamb Weston currently markets sweet potatoes to restaurants under the Sweet Things® brand. The company also offers a line of all natural sweet potato products under the Alexia® brand through supermarkets and specialty stores.

“Today’s announcement that ConAgra Foods, a leading Fortune 500 company, has chosen to make a major investment in Louisiana is further evidence of why our state continues to buck national economic trends,” said Louisiana Gov. Bobby Jindal. “ConAgra Foods joins a prestigious list of companies that have recently recognized our state’s potential by announcing new investments here – nationally recognized names like Albemarle, Foster Farms, The Shaw Group, Northrop Grumman, ExxonMobil, EA, Coca-Cola, Gardner Denver and the new V-Vehicle Company. The reforms we have made to establish a strong economic environment continue to pay off.”

“Lamb Weston is already a leading provider of frozen sweet potato products to restaurants and retailers around the world, and we look forward to continuing to grow that leadership position with this significant investment,” said DeLapp. “Not only is the state of Louisiana known for its high-quality sweet potatoes, it offers a great environment for business and a skilled workforce. Governor Jindal and Louisiana Economic Development have gone out of their way to make this plant possible, and we are grateful for their support.”

“ConAgra Foods’ choice of Louisiana is part of an emerging trend in which Louisiana has become increasingly successful at attracting value-added agribusiness projects,” said Secretary Stephen Moret, Louisiana Economic Development. “Like Zagis USA and Dynamic Fuels, both of which broke ground last year, ConAgra Foods will capitalize on Louisiana’s strengths in the agricultural sector and leverage those strengths to create new products that are appealing to the marketplace. We will continue to aggressively and strategically pursue value-added agribusiness projects, as well as others in emerging growth sectors that will help position Louisiana for diversified, sustainable growth.”

Initially, the company will spend approximately $155 million constructing the plant. The company’s total investment in the plant could exceed $200 million by 2014 if growth plans are met.

As part of the state’s incentive package, ConAgra Foods Lamb Weston will receive a grant of $32.4 million to $37.4 million toward site infrastructure and plant processing equipment from the Mega-Project Development Fund, if all performance measures are met relative to capital investment and payroll commitments. The long-term, full scope of the project has yet to be finalized, and will be determined, in part, by ConAgra Foods’ access to existing federal incentives. ConAgra Foods hopes that a meaningful portion of its capital investment near Delhi can be made through the federal New Markets Tax Credit Program, which would permit the company to receive a federal income tax credit in connection with the investment.

About ConAgra Foods Lamb Weston
ConAgra Foods Lamb Weston is North America’s premier supplier of frozen potato, sweet potato, appetizer and vegetable products, serving both the foodservice and retail industries. For more information, please visit us at www.lambweston.com

About ConAgra Foods
ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s leading packaged food companies, serving grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM and many others. For more information, please visit us at www.conagrafoods.com.

# # #